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                                                                   Exhibit 10.69

                                 AMENDMENT NO. 5
                                 ---------------

     This Amendment No. 5, made as of December 31, 2000 (this "Amendment"), is by and among NMT Medical, Inc. (the "Company"), on the one hand, and Whitney Subordinated Debt Fund, L.P. (the "Purchaser") and Whitney & Co., f/k/a J. H Whitney & Co., ("Whitney"), on the other hand. Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Purchase Agreement (as defined below).


                              W I T N E S S E T H:

     WHEREAS, the Company, the Purchaser and, for certain purposes, Whitney are parties to the Subordinated Note and Common Stock Purchase Agreement, dated as of July 8, 1998, as amended by (i) Amendment No. 1, dated April 14, 1999, (ii) Amendment No. 2, dated September 13, 1999, (iii) Amendment No. 3, dated as of April 5, 2000, and (iv) Amendment No. 4 dated as of November 13, 2000 ("Amendment No.4"), (as so amended, the "Purchase Agreement"), regarding the Company's $6,000,000 Subordinated Promissory Note due September 30, 2003 (the "Note");

     WHEREAS, the Company has requested the Purchaser to amend certain covenants contained in the Purchase Agreement for the fiscal quarters ended December 31, 2000 and ending March 31, 2001 and the Company and Purchaser wish to amend the Purchase Agreement with respect to ongoing financial covenant requirements and certain required principal payments on the Note.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Sections 9.8 (a) (Total Leverage Test), 9.8 (b) (Fixed Charge Coverage), 9.8 (c) (Current Ratio) and 9.8 (d) (Tangible Net Worth) of the Purchase Agreement shall not be effective for the calendar quarters ended December 31, 2000 and ending March 31, 2001.

     2. Sections 9.8 (a) and 9.8 (c) of the Purchase Agreement are hereby deleted for the calendar quarters ending June 30, 2001, September 30, 2001 and December 31, 2001.

     3. Section 9.8 (b) of the Purchase Agreement is hereby amended and restated as follows:

     "(b) Fixed Charge Coverage. The Borrowers shall not permit the Borrowers' consolidated Fixed Charge Coverage for any twelve (12) month period ending on the last day of a calendar quarter to be less than 1.50; provided however that the foregoing shall not apply to the

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calendar quarter ending June 30, 2001 and, for the calendar quarters ending
September 30, 2001 and December 31, 2001, in lieu of the foregoing, the Borrower shall not permit the Borrowers' consolidated Fixed Charge Coverage for the three
(3) month period ending September 30, 2001 to be less than 1.00, or for the six
(6) month period ending December 31, 2001 to be less than 1.10.

     "FIXED CHARGE COVERAGE" will be calculated as illustrated on Schedule 9.8."

     4. The following shall be added to Section 9.8 (d) of the Purchase Agreement at the end thereof:

     "Notwithstanding the foregoing, the Borrowers shall not be required to maintain the prescribed minimum amounts set forth above for any period during 2001. Instead, the Borrowers shall not permit the Borrowers' consolidated Tangible Net Worth to be less than $4,000,000 as of the last day of any calendar quarter during 2001."

     5.  The following shall be added to the Purchase Agreement as Section 9.8
(e):

     "(e) Minimum EBITDA. The Borrowers shall not permit the Borrowers' consolidated EBITDA (as calculated on Schedule 9.8) as of the last day of any calendar quarter on a year-to-date basis, to be less than the amount set forth below for such period:

          Period                                Amount
          -----------------------------------   -----------
          3 months ending March 31, 2001        $    50,000
          6 months ending June 30, 2001         $   250,000
          9 months ending September 30, 2001    $   600,000
          12 months ending December 31, 2001    $1,000,000"

     6. Paragraph 2 of Amendment No. 4 shall be replaced in its entirety with the following:

     The Company acknowledges and agrees that the Company is required to and shall deliver to Purchaser, as soon as available and in any event within thirty
(30) days after the end of each month, beginning with March, 2001 (which shall be delivered no later than April 30, 2001), the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such month and the related consolidated statements of operations, stockholders' equity (deficit) and cash flow for such month and for the period from the beginning of the then current fiscal year of the Company to the end of such month (and, with respect to financial statements delivered for months that are also the last month of any fiscal quarter, accompanied by the related consolidated statements of operations, stockholders' equity (deficit) and cash flow for such fiscal quarter) and a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

     7. The Company covenants and agrees that (x) it shall pay to Purchaser on or before April 5, 2001 the sum of $800,000 on account of the principal of the Note plus all reasonable costs and expenses of Purchaser related to this Amendment, including without limitation, the reasonable costs and expenses of its counsel and (y) if the Company closes on the sale of its Neurosciences Division (the "Sale") on or before September 30, 2001 then upon such Closing 60% of the Net Proceeds shall be paid and applied on account of the Note. Such payment shall be applied first to principal, then to accrued and unpaid interest and then to any additional amounts, if any, due to the Purchaser under the Note. However, in any event, the Purchaser shall not be entitled to receive more than payment in full of all principal, accrued interest and additional amounts, if any, due under the Note (and the Company shall not be required to pay any amount that would result in the Purchaser receiving more than payment in full under the
Note). The Purchaser agrees to accept such payment and hereby waives compliance with Section 9.6 of the Purchase Agreement with respect to the Sale and any default under the Purchase Agreement,

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the Note or any related documents that would or might otherwise result from the consummation of the Sale. The Purchaser further agrees that the Sale shall not constitute a "Change of Control" for purposes of Section 3(b) of the Note or otherwise trigger mandatory prepayment of the Note (except to the extent that the payment set forth above constitutes a mandatory prepayment). The application to principal of the Note of amounts paid under this paragraph 7 shall not constitute a waiver of the Company's obligation to pay interest accruing through the respective dates of such payments on the amounts so paid, which interest shall be paid together with the next required payment of interest under the Note.

     8. This Amendment may be signed by the various parties on separate counterparts. Each set of counterparts which contains the signature of each of the parties shall constitute a single instrument with the same effect as if the signature thereto were upon the same instrument. The parties hereto agree that each party shall accept facsimile signatures in lieu of original signatures to evidence the execution of this Amendment.

     9. Except as expressly modified by this Amendment, all of the terms and provisions of the Purchase Agreement and the Note (as affected by a certain Release of Security Interest Agreement dated as of March 20, 2000 by and among, among others, the Company and the Purchaser and certain waiver agreements pertaining to the Purchase Agreement) shall continue in full force and effect and all parties hereto shall be entitled to the benefits thereof.

    10. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws of such state.
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     IN WITNESS WHEREAS, the parties hereto have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.


                              NMT MEDICAL, INC.


                              By: /s/ John E. Ahern
                                 ------------------
                              Name: John E. Ahern
                              Title:  President and Chief Executive Officer


                              WHITNEY SUBORDINATED DEBT FUND, L.P.


                              By: /s/ James H. Fordyce
                                 ---------------------
                              Name:  James H. Fordyce
                              Title:  A General Partner

                              WHITNEY & CO.

                              By:   Whitney General Partner, L.L.C.,
                                    its General Partner

                              By: /s/ Daniel J. O'Brien
                                  ---------------------
                              Name:  Daniel J. O'Brien
                              Title:  A Managing Member

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